Exhibit 99.1
 A Growth-Oriented IndependentExploration & Production Company  Investor Presentation  February 2017

 *  Disclaimer  Important Information for Investors and Security HoldersRoyale Energy Holdings, Inc. (“Royale Holdings”) has filed a draft registration statement (including a preliminary proxy statement/prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the final proxy statement/prospectus when it becomes available and other documents the issuer has filed with the SEC for more complete information about the merger transactions.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.   In addition, investors and stockholders will be able to obtain free copies of the draft preliminary proxy statement/prospectus and other documents filed with the SEC on Royale Energy, Inc.’s (“Royale”) website at www.royl.com (for documents filed by Royale and/or Royale Holdings., as applicable). Alternatively, the issuer will arrange to send you the prospectus if you request it by calling 619-383-6600. No Offer or SolicitationThis communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction. Participants in the Solicitation Royale and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Royale in respect of the proposed transaction. Information regarding Royale’s directors and executive officers is available in its annual report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on March 15, 2016, and its proxy statement for its 2015 annual meeting of shareholders, which was filed with the SEC on April 22, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

 *  Disclaimer (cont.)  Important Additional Information Filed With The SECIn connection with the proposed transaction, Royale Holdings has filed with the SEC a draft registration statement on Form S-4 that includes a proxy statement that also constitutes a prospectus relating to the Royale Holdings Common Stock to be issued in connection with the proposed merger transactions. The draft preliminary proxy statement/prospectus includes important information about Royale, Matrix, the Matrix LPs and Matrix Operator. Royale also plans to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE FINAL REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ROYALE, MATRIX AND THE PROPOSED TRANSACTION.The information in this release is furnished by Royale in connection with the proposed acquisition by Royale Holdings of Royale and Matrix Oil Management Corporation and its affiliates, Matrix Oil Corporation, Matrix Investments, L.P., Matrix Las Cienegas Limited Partnership and Matrix Permian Investments, L.P. Forward Looking Statements In addition to historical information contained herein, this communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company’s actual results to differ materially from those in the “forward-looking” statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company’s control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

 *  Background to this Presentation  Royale and Matrix have agreed to an amended and restated merger agreement, effective as of December 31, 2016The Form S-4 related to this merger was filed on February 14, 2017Currently under review by the Securities and Exchange Commission (“SEC”)The merger is subject to shareholder approval and 3rd party consents, including lendersAll numbers in this presentation refer to the companies on a pro forma basis and are subject to adjustment following the closing of the merger

Royale Energy, Inc.

Acquisition & Organic Growth Opportunity

Royale's strategy is to continue acquiring accretive oil and gas assets at attractive valuations, while continuing to develop its existing asset base

- Royale is leveraging its combined team's financing and operational experience in California and Texas to roll-up assets with substantial upside that have been overlooked or high-graded by larger peers
- Higher commodity prices and a more normalized acquisition market have improved prospects for supplementing organic growth with acquisitions

Successful acquisition of the Sansinena Field demonstrates Royale/Matrix's capabilities

- Sansinena, a high-graded asset acquired by Matrix from a large, public E&P, is a strategic acquisition due to its immediate proximity and similarity to Matrix's West Whittier and Whittier Main Fields, which Matrix has operated since 2001
- More companies are showing Royale acquisition targets than ever before now that Royale has proven its ability to fund and close a deal

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ROYALE ENERGY, INC.

Step 1 in Growth Strategy – *Matrix Acquisition*

All stock transaction where Matrix shareholders will receive 50% of Royale's outstanding common stock post-merger

- Royale will assume Matrix's secured debt of $12.4 million
- Matrix will also be issued 3.5% Series B Convertible Preferred Stock with a liquidation value of $20.1 million to extinguish Matrix's existing preferred interests

Attractive valuation metrics to current Royale shareholders

- Matrix purchased for $3.56 per BOE of Proved Reserves[1]

New core area – Sansinena Field

- Sansinena Field in Southern California has an estimated 13.3MMBOE of Proved Reserves with a PV-10 of $74.6MM as of December 31, 2016, based on SEC Pricing
- 54 active producing, 44 re-works, and 88 PUD wells

(1) Using Royale's closing price immediately prior to the announcement of the Letter of Intent signed with Matrix

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Royale Energy, Inc.

Strategic Rationale

The merger with Matrix immediately provides Royale with a long-lived, high-quality, operated asset base to develop over many years through its Direct Working Interest ("DWI") program and improved access to capital markets

- Matrix brings a seasoned technical and operating team with substantial experience drilling and operating wells in both California and Texas
  - Through their significant equity position, Matrix's team will be beneficially aligned for success with Royale's shareholders
- Increases production and cash flow, along with lower operational and G&A costs per barrel produced
- Greatly diversifies Royale's commodity mix and substantially increases Proved Reserves
- Positions Royale for Nasdaq compliance and up-listing
- Greatly improves access to debt and equity capital markets due to larger scale
- Larger portfolio of exploitation and exploration opportunities that augments Royale's existing portfolio of Sacramento Basin opportunities

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 *  Combined Company Overview  Growth-oriented management with financing and operational experienceLong-lived, oil-weighted assets with favorable marginsSignificant drilling inventory and upside Near-term upside by decreasing costs and improving margins in Sansinena FieldProduction increased from an average of 350 BOE/d to over 600 BOE/d1 since acquired Production costs per barrel decreased by over 50% since acquired$32.3 million in pro forma Stockholders’ Equity Over $4 million available for development drilling  Current production as of the date of this presentation, 2/15/17, gross to the field

Royale Energy, Inc.

Combined Asset Summary

Proved Reserves by Category



4%
13%
83%
PDP
PDNP
PUD

Proved PV-10 by Category



$2.8MM
$19.2MM
$53.4MM
PDP
PDNP
PUD

Proved Reserves by Commodity



15%
85%
Oil
Gas

Current Production by Commodity



61%
39%
Oil
Gas

Notes: Royale's reserves are as of 12/31/15; Matrix's reserves are as of 12/31/16; both companies production is for the year ended 12/31/16

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 *  Matrix’s Sansinena Field  Matrix Sansinena Field Leases  Matrix City of Whittier Leases  Matrix West Whittier Leases  Drilling/Production Sites are shown as yellow stars

 *  Since 1890 more than 500 wells have been drilled in this field. Previously Chevron and Standard Oil of California and Unocal.Abandoned by Chevron in 1992, at a time of low oil prices ($20/bbl), for real estate development. The field has produced 50 MMBOE to-date, estimated to be 10% OOIP.Much higher oil prices today ($50+/bbl) make this field very profitable once again.   Whittier Fault  Sempra Area  Whittier Main Field  Note: Colored outlines shown above are Matrix’s Leases  Matrix’s Whittier Field

ROYALE ENERGY, INC.

Texas Overview

- Location: Nolan, Runnels, Mitchell, Pecos, Garza, and Stonewall Counties, Texas
  - Current Production: 470 BOE/d gross (47 BOE/d net) from 42 wells
  - Acreage: 3,863 net acres (all HBP, non-operated)
  - Opportunity to buyout partners
- Operators: JVA Operating and Clayton Williams
- Primary Formations: Ellenburger, Devonian, Odom, Jennings, Capps, Penn, Gardner
- Key Development Areas: Rowena, Arledge and Boyd Fields
- Prospect Areas: Garza and Pecos County


Garza
Stonewall
Mitchell
Nolan
Runnels
TEXAS
Pecos

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Royale Energy, Inc.

Other Assets – *Real Estate*

Matrix obtained significant real estate assets with its Sansinena Field acquisition

- The prior operator invested millions of dollars in the surface infrastructure since 2007, which included replacing storage tanks, vessels holding pressure, vapor recovery systems, and natural gas processing equipment, significantly decreasing future maintenance CAPEX requirements
- After acquiring the underground mineral rights, the prior operator acquired 83 acres (in addition to 13 acres previously owned) in the city of La Habra Heights
- The land was appraised for $9.1MM in 2010.
- Under-utilized surface, including 6 acres adjacent to the field office, could be sold for residential real estate development.

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ROYALE ENERGY, INC.

Management – *Experienced Leadership in Energy and Finance*

Jonathan Gregory
Chief Executive Officer & Director

- Seasoned Energy and Finance Executive with more than 25 years of experience
- Served as CEO and Vice Chairman since September 2015
- Chief Financial and Business Development Strategist of Americo Energy Resources, a privately held independent oil & gas company with principle operations in West Texas and the Texas Gulf Coast (2014)
- Chief Financial Officer of J&S Oil & Gas, a privately held E&P with operations in Louisiana and Texas (2012-2014)
- Executive Vice President with Texas Capital Bank (2005-2012); Senior Vice President with Guaranty Bank (2002-2004)

Johnny Jordan
President, Chief Operating Officer & Director (Matrix Founder)

- More than 35 years of expertise in acquisitions, field economics and reserves analysis, reservoir and field operations
- Various supervisory roles with Exxon, Mack Energy, Enron Oil and Gas and Venoco Corporations
- Managed acquisition evaluations in many of the oil and gas producing basins in the U.S. and has coordinated field development for various recovery mechanisms, including waterflood, tertiary flood, water drive oil and gas reservoirs, and pressure depletion fields with gas cap expansion or gravity drainage
- B.S., Chemical Engineering, University of Oklahoma

Stephen M. Hosmer
Chief Financial Officer

- Served as Co-President, Co-Chief Executive Officer and Chief Financial Officer for 7 years; has held leadership positions at Royale since 1991
- Directed Royale operations, drilled over 120 wells in Sacramento basin
- $140 million in drilling and development activities
- Executed acquisition of 120 square miles of proprietary seismic data
- Raised $19 million in equity

Donald H. Hosmer
Business Development

- Served as Co-President and Co-Chief Executive Officer for 7 years; has held leadership positions at Royale since 1991
- Responsible for Royale's Direct Working Interest (DWI) Program
- Responsible for Royale's marketing and investor/shareholder relations
- Since 1994, raised over $150 million in gross proceeds through Royale's Direct Working Interest (DWI) program

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ROYALE ENERGY, INC.

Key Team Members – *Successful Finders, Drillers and Operators*

Jeff Kerns
Engineer (Matrix Founder)

- Petroleum Engineer with 38 years of expertise in field operations, reservoir assessment, well design, and field accounting aspects
- Managed capital budgets and performed reservoir surveillance for thermal recovery projects, waterfloods, depletion and gas drive reservoirs
- Team member of Mobil Oil's billion dollar, billion-barrel heavy oil development strategy for the San Joaquin Basin of California that has performed beyond expectations
- B.S., Petroleum Engineering, Stanford University; registered professional engineer

Joe Paquette
Vice President of Operations

- Over 30 years of experience, primarily in operations and process/facilities engineering
- Expertise in conception, design, construction, and efficiency improvements of major oil and gas installations
- Previously a production engineer for Amoco Production Company in various locations in East Texas, the Gulf Coast, and West Texas
- Worked for Mobil Oil as a technical consultant providing project management and supervision on multiple oil and gas projects across the United States, including the San Joaquin Valley in California
- B.S. in Civil Engineering from the University of Texas at Austin; member of American American Society of Civil Engineers, Society of Petroleum Engineers and American Petroleum Institute

Jay Scheevel
Chief Geologist

- Founder of a multifaceted geological consulting company, Scheevel Geo Technologies ("SGT")
- Provides geologic and geophysical support with the use of traditional tools and advanced modeling software, such as GoCad (from Paradigm) and other custom designed software
- Prior to forming SGT, worked for Chevron for 21 years as a geologist
- B.S. with distinction in Geology from the University of Illinois
- M.S. in Geology from Texas A&M University, Center for Tectonophysics

Michael McCaskey
Geologist (Matrix Founder)

- Performed exploration and development evaluations in many of the oil and gas producing basins in the US, Europe and Africa
- Worked on over 250 well projects for Union Oil of California, Arco Exploration, Venoco and Matrix Oil Corporation in California, Texas, Rocky Mountain region, North Sea and West Africa
- B.S. in Geology from Texas A&M University
- M.S. in Geology from Texas A&M University

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Royale Energy, Inc.

New Board Members – *Governance Experience, Entrepreneurial Success*

Jonathan Clarkson
Director

- Served as Chief Financial Officer of Matrix Oil Corporation (2012-2016)
- Previously worked for Texas Capital Bank where he variously served as CEO and Chairman of the Houston Region
- Served in various management roles at Mission Resources Corp, Bargo Energy Company, and Ocean Energy Corp
- Currently serves as non-executive chairman of Memorial Production Partners (NASDAQ: MEMP) and on the board of directors of Wildhorse Resource Development (NYSE: WRD)
- Also serves on the board of directors of Parker Drilling Company (NYSE: PKE) and on the advisory board of Rivington Capital Advisors

Rod Eson
Director

- Founder and Chief Executive Officer of Foothill Energy LLC, which owns and operates oil and gas properties in Texas and California
- Previously President and CEO of Venoco, which he co-founded in 1992 and was sold for $735 million in 2012
- Former chairman of the board of the California Independent Petroleum Association and has been a member of the Society of Petroleum Engineers and American Petroleum Institute for more than three decades
- Serves on the board of directors of Enhanced Oil Recoveries
- B.S. in Mechanical Engineering from California State Polytechnic University

Gabriel L. Ellisor
Director

- Served as Chief Financial Officer of Three Rivers Operating Company I and II, both of which were private equity companies backed by Riverstone Holdings built as acquisition vehicles focused in the Permian Basin, sold for more than $2.25 billion combined
- Previously a principal at Rivington Capital Advisors, a boutique investment banking firm that specialized in raising private capital and providing M&A advisory services for the energy sector
- Worked for First Interstate Bank, Wells Fargo, and BNP Paribas
- Currently serves on the board of directors of Swift Energy (OTCQX: SWTF)
- B.B.A. with a major in Finance from Texas Christian University

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Royale Energy, Inc.

Royale – *Well-Positioned and Stronger than Ever*

- Enhanced management team and board of directors provides leadership for significant growth
- Over $4 million is available for Sacramento Basin drilling and to jumpstart Sansinena "low hanging fruit" projects expected increase production and lowering operational expenses on a per barrel basis
- Evaluate additional acquisition targets, including buyout of existing working interest partners in California and Texas
- NASDAQ up-listing application at closing
- Improved Balance Sheet and larger asset base provide expanded financing optionality
- Uniquely positioned to attract joint venture development projects similar to Royale's farm-out with CRC at Rio Vista

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NASDAQ CM:ROYL  A Growth-Oriented Independent Exploration & Production Company  Phone: 619-383-6600Fax: 619-383-6699Investor Relations: 800-447-8505  CORPORATE ADDRESS1870 Cordel CtEl Cajon, CA 92020  Email Address: ir@royl.comWebsite: www.royl.com